FOR IMMEDIATE RELEASE

NovaDel Pharma to Present at Rodman & Renshaw 3rd Annual Global Health Care
Conference

Flemington, NJ, May 9, 2006 – NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company with an oral spray technology applicable to a broad range of therapeutic areas and product categories, will be presenting at the Rodman & Renshaw 3rd Annual Health Care Conference on Tuesday, May 16, 2006 at 3:40 PM local time (9:40 PM ET) in the Atlantique Salon - Meridional Room on the 2nd floor of Le Meridien Beach Plaza Hotel in Monte Carlo, Monaco.

Dr. Jan Egberts, NovaDel’s Chairman of the Board & Chief Executive Officer, will provide a corporate overview, including an update on NovaDel’s product pipeline. NovaDel’s novel oral spray drug delivery system provides a number of potential benefits, including faster onset of action. All of the product candidates could qualify for the fast-track 505(b)(2) regulatory approval path.

A live webcast can be accessed at the time of the presentation through the following webcast link: http://www.wsw.com/webcast/rrshq8/nvd/ (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.) This webcast will be available on the date of the presentation, and will be archived for 90 days.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	Chris Erdman
Michael Spicer	MacDougall Biomedical Communications
Chief Financial Officer	(508) 647-0209 ext. 14
(908) 782-3431 x2550